Exhibit 10.42
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
PV LICENSE AGREEMENT
     This PV LICENSE AGREEMENT (this “Agreement”) is made as of this 5th day of September, 2007 (the “Effective Date”) by and between ESLR1, LLC, a Delaware limited liability company with a principal place of business at 138 Bartlett Street, Marlborough, MA 01752 (“ESLR1”), and TISICS Ltd., a corporation incorporated under the laws of England and Wales with a principal place of business at 22 Invincible Road, Farnborough, Hampshire, UK GU14 7QU (“TISICS’). Each of ESLR1 and TISICS shall sometimes be individually referred to herein as a “Party” and collectively referred to herein as the “Parties”.
     WHEREAS, Evergreen Solar Inc. (“Evergreen”), the sole initial member of ESLR1, formed ESLR1 on August 27, 2007 for the purpose of, among other things, (a) manufacturing SiC Fiber (as defined below) for Evergreen’s String Ribbon operations based on TISICS’ technology, (b) manufacturing SiC Fiber for TISICS’ composite technologies based on TISICS’ technology, (c) conducting manufacturing- and product technology-oriented development work required to optimize its activities in the PV Field only and (d) conducting other activities necessary for the manufacture, testing and shipment (including to Third Parties (as defined below)) of SiC Fiber in the PV Field (as defined below); at the same time as entering into this Agreement, the Parties will enter into that certain Other Fields License Agreement (the “Other Fields License Agreement”);
     WHEREAS, the Parties will negotiate in good faith the terms and conditions of an agreement under which TISICS will grant ESLR1 a non-exclusive license to the TISICS IP for use in the Composite Field (the “Composite Field License Agreement”);
     WHEREAS, Evergreen, ESLR1 and TISICS entered into that certain Securities Purchase and Contribution Agreement dated as of September 5, 2007 (the “Contribution Agreement”) pursuant to which, among other things, (a) Evergreen agreed to contribute assets in consideration for membership units in ESLR1, and (b) TISICS agreed to contribute its agreements and covenants set forth in that certain Facilities and Start Up Agreement dated as of September 5, 2007 between TISICS and ESLR1 (the “Facilities and Start Up Agreement”), and that certain Supply Agreement dated as of September 5, 2007 between TISICS and ESLR1 (the “Supply Agreement”), in each case, (among other things) in consideration for an option to purchase membership units in ESLR1, all on the terms and conditions set forth in the Contribution Agreement;
     WHEREAS, TISICS desires to grant ESLR1 a license to certain TISICS technology, know-how, plans and designs related to (1) the manufacture of SiC Fiber for use in the PV Field, which license shall be exclusive inside the PV Field (with licenses in other fields to form the subject of the Other Fields License Agreement and Composite Field License Agreement), and (2)

the construction and operation of a SiC Fiber factory and perform related knowledge transfer and other services on behalf of ESLR1 all on the terms and conditions set forth herein; and
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, ESLR1 and TISICS hereby agree as follows:
1. Definitions
     1.1 “Affiliate” means, with respect to an entity, any entity that directly, or through one or more intermediaries, controls, is controlled by, or is under common control with such entity, as applicable, where “control” for purposes of this definition means the ownership of at least fifty percent (50%) of such company’s or entity’s capital stock or the power to direct or cause the direction of such company’s or entity’s management, whether by ownership of securities, by contract or otherwise.
     1.2 “Composite Field” means [****]
     1.3 “Controlled” or “Controls”, when used in reference to the rights of a Party or a Party’s Affiliate(s) in and to Technology or Intellectual Property Rights, means that such entity owns or purports to own or has the right or purports to have the right to grant a license or sublicense with respect to such Technology or Intellectual Property Rights to the other Party as provided for herein without breaching the terms of any agreement such entity has with a Third Party.
     1.4 “Encumbrances” means any Liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever.
     1.5 “ESLR1 Competitor” means any Third Party that manufactures, sells or provides products or services in the PV Field, plus any other Third Party that manufactures, sells or provides products or services relating to strings of material. For the avoidance of doubt and without limitation, the following entities are ESLR1 Competitors as of the Effective Date: Sharp, Q-Cells, Kyocera, REC, Sanyo, BP Solar, Mitsubishi Electric, Schott, Shell, Isophoton, SolarWorld, Photowatt, GE, Suntech, Motech, Kaneka, ErSol, ECD, Sunways, First Solar, Solarfun, SunPower, MEMC, Crystalox, Solarforce, Solon and Conergy.
     1.6 “ESLR1 IP” means all Intellectual Property Rights Controlled by ESLR1 as of or during the Grantback License Term that is embodied in Technology (including Improvements) related to the use of SiC Fiber-related Technology, excluding the TISICS IP.

     1.7 “ESLR1 Facilities” means, collectively, (i) manufacturing facilities for the Exploitation of SiC Fiber and (ii) any equipment installed or used in such facilities, in each case that are owned or controlled primarily by or on behalf of ESLR1 or a ESLR1 Sublicensee.
     1.8 “Exploit” means to make, have made, import, sell, have sold, offer for sale and otherwise use, including, but not limited to, to research, design, develop, register, modify, enhance, improve, manufacture, export, transport, distribute, promote, market or otherwise commercialize.
     1.9 “Governmental Entity” means (i) any federal, state, local, municipal, foreign or other government; (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or self-regulatory organization and any court or other tribunal); or (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal
     1.10 “Grantback License Term” means [****] commencing on the Effective Date, plus, if on the [****] anniversary of the Effective Date TISICS owns at least [****] of ESLR1’s outstanding LLC Units (as defined in the Contribution Agreement), for so long after such [****] anniversary that TISICS owns at least [****] of ESLR1’s outstanding LLC Units, in each case, unless this Agreement is earlier terminated.
     1.11 “Improvements” means all Technology that constitutes an improvement, enhancement, alteration or modification to or of any Technology.
     1.12 “Intellectual Property Rights” means, collectively, all rights in, to and under (i) Patents, (ii) registered and unregistered copyrights and (iii) all other intellectual property rights (including trade secret rights, trademarks, service marks, trade dress and similar rights of any type under the laws of any governmental authority), including all applications and registrations relating to the foregoing.
     1.13 “Joint IP” means all Intellectual Property Rights embodied in Technology that is jointly invented, created or developed by one or more employees, consultants or contractors of each Party.
     1.14 “Key Customer” means, [****]
     1.15 “Laws” means any federal, state, local, municipal or foreign statute, law, ordinance, regulation, rule, code, order, principle of common law or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or other requirement or rule of law.
     1.16 “Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind or any subordination arrangement in favor of another Person.

     1.17 “Other Fields” means fields not included within the PV Field or Composite Field.
     1.18 “Patents” means patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications, and any foreign equivalents thereof, and shall include patents whose term has been extended by statutory patent term adjustments in any jurisdiction in the world, including those patent term adjustments granted under 35 U.S.C. § 154(b).
     1.19 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     1.20 “PV Field” means (i) [****], and (ii) [****].
     1.21 “Sold” shall mean having closed a transaction under which ESLR1 or any ESLR1 Sublicensee actually derives revenues from any sale, conveyance or other transfer of SiC Fiber (for clarity, excluding bad debt transactions which do not involve Evergreen and returns of SiC Fiber). Any such transaction shall be referred to as a “Sale”. Further, any inventory of SiC Fiber that is purchased by Evergreen or any of Evergreen’s Affiliates and that is held in ESLR1’s or a ESLR1 Sublicensee’s inventory for more than a period of [****] days after such purchase shall be deemed to have been Sold upon the expiration of such period.
     1.22 “SiC Fiber” means [****]
     1.23 “Technology” means, collectively, (i) know-how, show-how, trade secrets, inventions, discoveries, developments, methods, modifications, designs, chemical and biological materials, formulae, processes, information, documents, studies, techniques, algorithms, results, data, data structures, databases, data collections, mask works, manufacturing processes and data, specifications, sourcing information, supplier and customer lists, and quality control and testing procedures, and (ii) original published and unpublished works of authorship fixed in a tangible medium of expression, including software and code (including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, system build software and instructions), graphics or images, text, audio or visual works, materials that document design or design processes, or that document research or testing, schematics, diagrams, product specifications and other works of authorship, in each case of clauses (i) and (ii), whether or not patented or patentable and whether or not in written form.
     1.24 “Third Party” shall mean any Person, other than ESLR1, TISICS and their respective Affiliates.
     1.25 “TISICS Competitor” means any Third Party that (i) develops, manufactures, distributes or sells composite materials or components utilizing silicon carbide monofilaments in the Composite Field and/or (ii) develops, manufactures, distributes or sells silicon carbide fiber or similar filamentary reinforcements in the Composite Field.
     1.26 “TISICS IP” means all Intellectual Property Rights Controlled by TISICS or any of its Affiliates as of the Effective Date or during the Term that is embodied in Technology (including Improvements) related to (a) the research, design, development, manufacture or testing of SiC Fiber or (b) the planning, design, construction, commissioning, operation, maintenance, support or other use (collectively, “Construction and/or Operation”) of the ESLR1 Facilities. A description of TISICS IP existing as of the Effective Date is set forth in Exhibit B. For the avoidance of doubt, TISICS IP shall not include any Intellectual Property Rights embodied in Technology or Improvements created after the Effective Date that are identified pursuant to a written notice delivered in good faith by TISICS to ESLR1 as not Controlled by TISICS, which notice (i) is delivered on or prior to TISICS’ first delivery or making available of any such Technology or Improvements to ESLR1 and (ii) describes the substance of such Technology or Improvements and identifies the applicable Third Party that owns or controls such Technology or Improvements.
2. License.
     2.1 TISICS IP License.
          (a) License. TISICS, for itself and on behalf of its Affiliates, hereby grants ESLR1 an irrevocable, perpetual, worldwide, royalty-bearing (in accordance with Section 4 and subject to Section 4.4), transferable (in accordance with Section 11.7), sublicensable (in accordance with Section 2.1(b)) right and license under the TISICS IP within the PV Field only to (i) Exploit SiC Fiber, (ii) Construct and/or Operate the ESLR1 Facilities and (iii) copy, distribute, display, perform and modify (including the right to create derivative works (for use in the PV Field only) of) the TISICS IP for the purpose of engaging in the activities described in the foregoing clauses (i) and (ii). The license granted pursuant to the preceding sentence shall be exclusive (even as to TISICS and its Affiliates) in the PV Field.
          (b) Sublicensing. The license contained in Section 2.1(a) includes the right to grant sublicenses in the PV Field only to Third Parties other than TISICS Competitors (each Third Party sublicensee, a “ESLR1 Sublicensee”), provided that ESLR1 shall remain responsible for the performance of the ESLR1 Sublicensees hereunder and any such sublicense granted by ESLR1 shall be pursuant to a written agreement that is at least as protective of TISICS, with respect to the license contained in Section 2.1(a), as this Agreement and provided that TISICS has consented to the granting of such sublicense, such consent not to be unreasonably withheld or delayed, provided further that ESLR1 may grant Evergreen and Evergreen’s Affiliates a sublicense without TISICS’ consent or any requirement of a written agreement (but subject to prior written notice of such sub-license being given to TISICS). ESLR1 Sublicensees shall not have the right to grant any further sublicenses under any such sublicense granted by ESLR1. The terms of the agreement with ESLR1 Sublicensees will expressly prohibit in writing all of its ESLR1 Sublicensees from exercising the license grant contained in Section 2.1(a) (but not any other sublicenses such ESLR1 Sublicensee may be granted, for example, under the Composite Field License Agreement or Other Fields License Agreement) outside the PV Field. Subject to Section 2.5, any purchaser of SiC Fiber in the PV Field shall, by operation of this Agreement, receive the right to sell, offer for sale, resell, offer for resale, import and otherwise use such SiC Fiber in the PV Field by operation of the patent exhaustion/first sale doctrine, but otherwise shall receive no licenses, sublicenses or other rights under the TISICS IP by virtue of its purchase of SiC Fiber in the PV Field from ESLR1 or a ESLR1 Sublicensee.
     2.2 Reservation of Rights. Subject to Section 2.3(d), ESLR1 shall acquire no right, title or interest in, to or under, and TISICS and its Affiliates hereby reserve all right, title and interest in, to and under, the TISICS IP, by implication, estoppel or otherwise, other than the express license grant to ESLR1 set forth in Section 2.1(a) or as otherwise expressly provided herein.
     2.3 Ownership of Intellectual Property Rights. The following shall apply to all Technology (and all Intellectual Property Rights embodied therein) invented, created or developed under this Agreement, the Other Fields License Agreement, the Composite Field License Agreement, the Supply Agreement, the Facilities and Start Up Agreement and any other written agreement between the Parties during the respective terms of such agreements:
          (a) TISICS IP. As between the Parties, TISICS and/or its Affiliate(s) shall have exclusive ownership of the TISICS IP.
          (b) ESLR1 IP. As between the Parties, ESLR1 shall have exclusive ownership of the ESLR1 IP.
          (c) Newly Developed Intellectual Property. As between the Parties, subject to Section 2.3(d), (i) TISICS and/or its Affiliate(s) shall have exclusive ownership of (A) all Technology (and all Intellectual Property Rights embodied therein) invented, created or developed by one or more employees, consultants or contractors of TISICS and/or its Affiliate(s), as applicable, during the Term without any employees, consultants or contractors of ESLR1, except to the extent that any such Technology constitutes an Improvement solely to the ESLR1 IP or any other Intellectual Property Rights then-Controlled by ESLR1 (i.e., such Technology does not constitute an Improvement to any of the TISICS IP or Joint IP) (such Improvement, a “ESLR1 IP Improvement”), and (B) TISICS IP Improvements (as defined below) and (ii) ESLR1 shall exclusively own (A) all Technology (and all Intellectual Property Rights embodied therein) invented, created or developed by one or more employees, consultants or contractors of ESLR1 and/or its Affiliate(s), as applicable, during the Term without any employees, consultants or contractors of TISICS or Affiliates of TISICS, except to the extent that any such Technology constitutes an Improvement solely to the TISICS IP or any other Intellectual Property Rights then-Controlled by TISICS and/or its Affiliate(s) (i.e., such Technology does not constitute an Improvement to any of the ESLR1 IP or Joint IP) (such Improvement, a “TISICS IP Improvement”) and (B) ESLR1 IP Improvements.
          (d) Joint IP. If Technology is jointly invented, created or developed by one or more employees, consultants or contractors of each of ESLR1 and/or its Affiliate(s), on the one hand, and TISICS and/or its Affiliate(s), on the other hand, then such Technology, and all Joint IP therein, shall be jointly owned by ESLR1, on the one hand, and TISICS and/or its Affiliate(s), on the other hand, as applicable, without any duty to account.

          (e) Assignment. To the extent any Party or its Affiliates retains any ownership interest in, to or under any Technology or Intellectual Property Rights that are properly owned (in accordance with this Section 2.3) by the other Party or such other Party’s Affiliates, such Party hereby assigns, and will assign, on behalf of itself and its Affiliates, to such other Party or such other Party’s Affiliates, as applicable, all of its ownership interest in, to and under such Technology and Intellectual Property Rights in all countries and territories worldwide and under any international conventions, free and clear of any and all Encumbrances. Each Party shall provide to the other Party all assistance (including the execution of any applicable documents of assignment or registration) reasonably requested by such other Party to perfect the rights described in this Section 2.3.
          (f) Licenses. For the avoidance of doubt and without limitation, the Intellectual Property Rights embodied in the Technology covered by this Section 2.3 shall be deemed TISICS IP or ESLR1 IP, as applicable, and thus subject to the licenses granted in the applicable agreement between the Parties, to the extent the scope of the definitions of “TISICS IP” or “ESLR1 IP”, respectively, cover such Technology.
     2.4 Assignment of Inventions by Personnel. Each Party shall enter into binding agreements obligating all employees, consultants and contractors performing activities related to, under or as contemplated by this Agreement, the Other Fields License Agreement, the Composite Field License Agreement, the Supply Agreement, the Facilities and Start Up Agreement or any other written agreement between the Parties (i) to assign his/her interest in any Technology conceived or reduced to practice in the course of such activities (and all Intellectual Property Rights therein) to the Party for which such employee, consultant or contractor is providing its services and (ii) to maintain the confidentiality of the same in accordance with reasonable confidentiality provisions at least as protective of the Technology and Intellectual Property Rights owned by the other Party or such other Party’s Affiliates as those provisions set forth in Section 6.
     2.5 Third Party Sales. All sales of SiC Fiber to Third Parties by ESLR1 and ESLR1 Sublicensees must contain appropriate restrictions preventing the use by Third Parties of SiC Fiber in the Composite Field, whether directly or as a recycled material. If ESLR1 becomes aware of any use by a Third Party of such SiC Fiber in the Composite Field, ESLR1 shall reasonably cooperate with TISICS, at TISICS’ cost, in enforcing such restrictions.
     2.6 Field Limitation. For the avoidance of doubt, without limiting and subject to the rights granted pursuant to the Composite Field License Agreement, ESLR1 shall not intentionally develop Technology under the license granted in Section 2.1(a) that is specifically and exclusively targeted for the production and use of SiC Fiber in the Composite Field.
3. Delivery of TISICS IP; Other Obligations.
     3.1 Delivery of TISICS IP.
          (a) As soon as practicable after the Effective Date, TISICS shall make available for inspection by ESLR1, in hardcopy or electronic format, a copy of documents relevant to the Construction and/or Operation of the ESLR1 Facilities and to the manufacture of

SiC Fiber (excluding, for clarity, any documents that are irrelevant to the performance of such activities in the PV Field), including documents, drawings and specifications (“TISICS Materials”), in each case, existing as of the Effective Date and for use in the PV Field. TISICS shall provide ESLR1 with copies of such TISICS Materials that are material to the performance of such activities in the PV Field as soon as commercially possible but in any event within the earlier of (i) [****] calendar days following the Effective Date or (ii) [****] calendar days after the receipt of written notice from ESLR1 if ESLR1 determines in good faith that TISICS is not cooperating with ESLR1 or otherwise not complying with its obligations in this Section 3.1(a), in each case, which TISICS Materials shall include the documents, drawings and specifications set forth in Exhibit C.
          (b) Thereafter, TISICS shall continue to give ESLR1 access to TISICS Materials as ESLR1 may reasonably request for the purposes of ESLR1’s Construction and/or Operation of the ESLR1 Facilities and manufacturing of SiC Fiber in the PV Field. Further, TISICS shall [****] develop a process for manufacturing SiC Fiber for use in the PV Field that is reasonably acceptable to ESLR1. Without limiting any of ESLR1’s remedies, TISICS shall deliver to ESLR1 copies of all TISICS Materials (for any field) not already delivered to ESLR1 within one (1) month of the occurrence of any of the following: (A) TISICS having not developed such a process within [****] after the Effective Date or (B) ESLR1 delivering written notice to TISICS at any time that TISICS is not using its best efforts to develop such a process, provided that TISICS shall have [****] after receiving such notice to cure such failure to [****]. For the purposes of assessing [****] of TISICS, TISICS shall provide monthly plans indicating milestone targets for the development of such process in accordance with such [****] timetable, which plans shall be subject to the written approval of ESLR1. The Parties acknowledge that the direction and timescales of such plans will evolve as work progresses and TISICS and ESLR1 will work in good faith to keep the milestone plans current to the progress achieved.
          (c) The Parties acknowledge that the initial specifications for SiC Fiber for use with Evergreen’s String Ribbon process are set forth in Exhibit A, and that such specifications represent a starting point for the development of SiC Fiber by the Parties for use in the PV Field. The Parties shall work together in good faith to improve and modify such specifications, in conjunction with the development of a process for manufacturing SiC Fiber for use in the PV Field, to achieve the SiC Fiber performance and quality characteristics reasonably required by ESLR1.
          (d) Where TISICS requires String Ribbon process trials in order to assess the performance of the SiC Fiber during development, these trials will be conducted in a timely manner and any delay that may be required by Evergreen and/or ESLR1 for operational reasons will be added to the delivery time frame referred to in 3.1(b)(A) above. Evergreen and/or ESLR1 will provide TISICS with timely feedback with respect to such trials and will specify to TISICS which aspects of the tested SiC Fiber does not provide the performance and functionality required by Evergreen and/or ESLR1.
          (e) TISICS’ obligations to make and deliver copies of TISICS Materials shall be subject to any applicable Third Party copyright and confidentiality agreements. TISICS shall deliver to ESLR1 updates (if any) to such TISICS Materials on no less than a calendar quarterly basis to reflect changes in or additions to (if any) the TISICS Materials. Further, TISICS shall update Exhibit B upon ESLR1’s reasonable request in order to maintain an up-to-date inventory of TISICS IP within the PV Field. and at a minimum to maintain a complete and accurate list of all Patents contained within the TISICS IP (the “TISICS Patents”).
     3.2 Fiber Development Documentation. At the Effective Date TISICS will not be able to determine which TISICS IP is essential to the development, manufacture and maintenance of SiC Fiber for the PV Field. Without limiting the generality of Section 3.1, upon completion of the development of Technology for manufacturing SiC Fiber in the PV Field, TISICS will provide all TISICS Materials generated for such Technology and any background TISICS Materials deemed to be essential for the future maintenance and control of such Technology.
     3.3 Outsourced Services. Notwithstanding the foregoing, the Parties acknowledge and agree that ESLR1 may request that Evergreen (or any of ESLR1’s other Affiliates), TISICS (or any of TISICS’ Affiliates) or Third Parties perform, whether on a permanent or temporary basis, certain services (such as services relating to infrastructure, management, operations, technology support and development) to the extent that ESLR1 determines, after consultation with the relevant entity, that such entity can perform such services on a more cost-effective basis than if ESLR1 were to perform such services itself. To the extent that Evergreen (or any of ESLR1’s other Affiliates) or TISICS (or any of TISICS’ Affiliates) agrees to perform such services, ESLR1 shall pay for such services on a cost-plus basis to be reasonably determined by the applicable parties. Outsourcing to a TISICS Competitor for performance of the services described in this section will be subject to the consent of TISICS, such consent to be withheld by TISICS in its sole discretion.
     3.4 Compliance with Laws. The Parties shall comply with all applicable Laws (including any intellectual property marking Laws) in the exercise of their rights or performance of their obligations hereunder.
4. Payments.
     4.1 Payments. Subject to the terms and conditions hereof (including Section 4.4), ESLR1 shall pay TISICS the Conditional Fees and PV Royalties (each as defined in Exhibit D) as set forth in Exhibit D.
          (a) Further, subject to Section 4.4, in the event (i) ESLR1 grants a sublicense to a Third Party (other than a Key Customer of ESLR1) pursuant to Section 2.1(b) and (ii) in consideration for the grant of such sublicense, such ESLR1 Sublicensee pays ESLR1 amounts in the form of a royalty or sublicense fee based on the Sale of SiC Fiber by such ESLR Sublicensee in the PV Field, which amounts are in excess of the PV Royalties payable to TISICS hereunder based on such Sale or, if applicable, the underlying sale which triggered ESLR1’s obligation to pay PV Royalties (such excess, the “Excess Fees”), then during the Term ESLR1 shall pay TISICS an amount (the “PV Shared Excess Fees”) equal to the Excess Percentage (as defined below) of the Excess Fees received by ESLR1. The “Excess Percentage” shall equal (i) [****] percent ([****]%) if TISICS has not exercised Tranche One (as defined in that certain LLC Membership Interest Purchase Option granted to TISICS dated as of September 5, 2007 (the

“Option”)), (ii) [****] percent ([****] %) if TISICS exercises Tranche One or (iii) [****] percent ([****] %) if TISICS exercises Tranche Two (as defined in the Option).
          (b) ESLR1 shall not have any obligation to pay any PV Shared Excess Fees based on the following: (i) any sales by Evergreen, ESLR1’s other Affiliates or ESLR1’s Key Customers as ELSR1 Sublicensees hereunder, (ii) any sales by ESLR1 Sublicensees of SiC Fiber to Evergreen, ESLR1’s other Affiliates or ESLR1’s Key Customers in or after Period 7 or to Third Parties (other than ESLR1’s Key Customers) in or after Year 11; and (iii) any sales by ESLR1 Sublicensees of SiC Fiber to the extent that the the manufacture or sale of such SiC Fiber does not infringe or misappropriate or otherwise involve the use of any of the the TISICS IP (other than any Joint IP).
     4.2 Payment Terms; Reports; Records; Taxes; Audits.
          (a) Payment. All payments to be made by ESLR1 hereunder shall be made in U.S. dollars by wire transfer to such bank account as TISICS may designate.
          (b) Reports. For as long as PV Royalties or PV Shared Excess Fees are due hereunder, ESLR1 shall furnish to TISICS a written report, within [****] days after the end of each calendar quarter, showing the amount of (i) SiC Fiber Sold for which PV Royalties and/or PV Shared Excess Fees are due hereunder and (ii) the PV Royalties and/or PV Shared Excess Fees due for such calendar quarter. PV Royalty and PV Shared Excess Fee payments for each calendar quarter shall be due at the same time as such written report for such calendar quarter. All such reports shall be treated as Confidential Information of ESLR1.
          (c) Records. ESLR1 and ESLR1 Sublicensees shall keep adequate books and records of accounting for the purpose of calculating all PV Royalties and PV Shared Excess Fees payable to TISICS hereunder. For the [****] years following the end of the calendar year to which each shall pertain, such books and records of accounting shall be kept at each of their principal place of business and shall be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by TISICS, and which is reasonably acceptable to ESLR1, for the sole purpose of inspecting the PV Royalties and PV Shared Excess Fees due to TISICS under this Agreement. In no event shall such inspections be conducted hereunder more frequently than once every [****]. Such accountant must have executed and delivered to ESLR1 and ESLR1 Sublicensees, as applicable, a confidentiality agreement as reasonably requested by ESLR1, which shall include provisions limiting such accountant’s disclosure to TISICS to only the results and basis for such results of such inspection. The results of such inspection, if any, shall be binding on both Parties. Any underpayments shall be paid by ESLR1 within [****] days of notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods. TISICS shall pay for such inspections, except that in the event there is any upward adjustment in aggregate PV Royalties and PV Shared Excess Fees payable for any calendar year shown by such inspection of more than [****] percent ([****] %) of the amount paid, ESLR1 shall reimburse TISICS for any reasonable out-of-pocket costs of such accountant.
     4.3 Taxes and Interest; Setoff.

          (a) Taxes. Any applicable withholding tax shall be deducted by ESLR1 from any payments due under this Agreement and borne by TISICS. ESLR1 shall cooperate with TISICS to enable TISICS to claim exemption therefrom under any double taxation or similar agreement in force and shall use commercially reasonable efforts to provide to TISICS proper evidence of payments of withholding tax and assist TISICS by obtaining or providing in as far as possible the required documentation for the purpose of TISICS’ tax returns.
          (b) Interest. ESLR1 shall pay TISICS interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of one and one-half percent (1.5%) per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.
          (c) Setoff. ESLR1 shall have the right to setoff any PV Royalties and PV Shared Excess Fees due TISICS hereunder against amounts owed by TISICS to ESLR1 under the Supply Agreement, provided that PV Royalties and PV Shared Excess Fees will first be set-off against payments due under that certain Promissory Note, dated as of September 5, 2007 (“Loan Agreement”), and only to the extent that there are any remaining PV Royalties and PV Shared Excess Fees available for set-off after such payments have been made, will these be applied against amounts due by TISICS to ESLR1 under the Supply Agreement.
          (d) Credits Against Overhead Payments. Further, ESLR1 shall have the right to credit any PV Royalties, PV Shared Excess Fees, Conditional Fees or other amounts due to TISICS hereunder against any Overhead Overage Payments (as defined in the Facilities and Start Up Agreement) made to TISICS under the Facilities and Start Up Agreement. For the avoidance of doubt, even if ESLR1 does not credit such PV Royalties, PV Shared Excess Fees, Conditional Fees or other amounts due to TISICS hereunder against such Overhead Overage Payments, the amount of Overhead Overage Payments against which such royalties, fees or amounts are creditable under this Section 4.3(d) shall not bear interest or be refundable (without limiting the refundability of Overhead Overage Payments for other reasons).
          (e) Priority. After the Maturity Date (as defined in the Loan Agreement), any PV Royalties and PV Shared Excess Fees that may be set-off or credited in accordance with Section 4.3(c) or 4.3(d) shall first be set-off against amounts owed by TISICS to ESLR1 under the Supply Agreement or Loan Agreement pursuant to Section 4.3(c) before such PV Royalties and PV Shared Excess Fees may be credited against Overhead Overage Payments pursuant to Section 4.3(d).
     4.4 Default of Note. If Evergreen elects to exercise its Note Default Option (as defined in the Loan Agreement), then automatically, without any further action of the Parties, (i) the license set forth in Section 2.1(a) shall become royalty-free and fully paid-up, (ii) ESLR1 shall not owe any future Conditional Fees, PV Royalties and/or PV Shared Excess Fees or other future fees or payments hereunder, and (iii) Sections 4.1, 4.2, 4.3(b) and Exhibit D shall terminate and have no further force or effect.
5. Prosecution; Infringement.

     5.1 Appointment and Cooperation. With respect to the rights and activities of ESLR1 set forth in this Section 5, TISICS hereby appoints ESLR1 as its agent for such purposes with the authority to act on TISICS’ behalf with respect to the TISICS IP relating to the PV Field. TISICS shall cooperate with ESLR1 in the exercise of ESLR1’s authority granted herein, and shall execute such documents and take such additional action as ESLR1 may reasonably request in connection therewith.
     5.2 Patent Prosecution and Maintenance.
          (a) By TISICS. TISICS shall, at its sole cost, be solely responsible for and make all decisions with respect to the preparation, prosecution (including any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of the TISICS Patents. TISICS shall provide to ESLR1 copies of any papers relating to the filing, prosecution or maintenance of TISICS Patents within the PV Field promptly upon receipt and shall provide ESLR1 with a reasonable opportunity to review and comment on such papers with respect to applications within the PV Field.
          (b) By ESLR1. TISICS shall not knowingly permit any of the TISICS Patents within the PV Field to be abandoned in any country without ESLR1 first being given an opportunity to assume full responsibility for the continued prosecution and maintenance of same. In the event that TISICS decides not to continue the prosecution or maintenance of any TISICS Patent within the PV Field in any country, TISICS shall provide ESLR1 with notice of this decision at least [****] days prior to any pending lapse or abandonment thereof. In the event that ESLR1 elects to assume responsibility for such prosecution and maintenance within [****] days of TISICS’ notice, Section 5.2(a) shall thereafter apply to such TISICS Patent(s) except that the role of TISICS and ESLR1 shall be reversed thereunder (including that ESLR1 shall be solely responsible for all costs arising from those activities). Such TISICS Patent(s) shall otherwise continue to be subject to all of the terms and conditions of the Agreement in the same way as the other TISICS Patents within the PV Field.
     5.3 Enforcement of TISICS IP.
          (a) Notice of Infringement. In the event that either Party becomes aware of a suspected infringement or misappropriation of the subject matter of any TISICS IP in the PV Field, or any such TISICS IP is challenged in any action or proceeding (other than any patent interferences, oppositions, reissue proceedings or reexaminations, which are addressed in Section 5.2), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.
          (b) Enforcement. In the case of infringement or misappropriation of the TISICS IP in the PV Field, ESLR1 shall have the right, but not the obligation, to initiate and prosecute such legal action or proceeding or to control the defense of any action or proceeding relating to the ESLR1 IP (other than any patent interferences, oppositions, reissue proceedings or reexaminations, which are addressed in Section 5.2), in its own discretion and at its own expense. If ESLR1 fails to take steps reasonable under the circumstances to resolve such actual or suspected infringement or misappropriation or initiate a lawsuit within [****] days of receiving written notice of such actual or suspected infringement or misappropriation from TISICS or delivering written notice of such actual or suspected infringement to TISICS, as applicable, TISICS shall have the right, but not the obligation, to initiate an action or proceeding, in its own discretion and at its own expense.

          (c) Withdrawal. If either Party brings an action or proceeding under this Section 5.3 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 5.3.
          (d) Recovery Allocation. In the event that either Party exercises the rights conferred in this Section 5.3 and recovers any damages or other sums in such action or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including attorneys’ fees), unless not reimbursable hereunder. If such recovery is insufficient to cover all such costs and expenses of both Parties, the controlling Party’s costs shall be paid in full first before any of the other Party’s costs. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by the Party that controlled the action or proceeding under this Section 5.3.
6. Confidentiality.
     6.1 Definition of Confidential Information. “Confidential Information” means, subject to the exceptions set forth below in Section 6.2, any information or data, regardless of whether it is in tangible form, of a Party (the “Disclosing Party”) that the Disclosing Party has either marked as confidential or proprietary, or has identified in writing as confidential or proprietary within thirty (30) days of disclosure to the other Party (the “Receiving Party”), and has provided to the Receiving Party under this Agreement; provided that any Disclosing Party’s business plans, strategies, Technology, customers, customer lists, billing records and products shall be deemed Confidential Information of the Disclosing Party even if not so marked or identified and the terms of this Agreement will be deemed Confidential Information. For the avoidance of doubt, any trade secrets contained within the TISICS IP with application in the PV Field shall be deemed the Confidential Information of both Parties, subject to the provisions of this Section 6.
     6.2 Exceptions. The obligations in Section 6.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof: (i) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder; (ii) was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party; (iii) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; (iv) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or (v) has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.
     6.3 Confidentiality Obligations. Except as expressly provided herein, each of the Parties agrees that, for itself and its Affiliates, and for as long as this Agreement is in effect and thereafter, a Party and its Affiliates (the “Receiving Party”) receiving Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) shall not (i) use any such Confidential Information in any way, for its own account or the account of any Third Party, except for the exercise of its rights and performance of its obligations under this Agreement, or (ii) disclose any such Confidential Information to any party, other than furnishing such Confidential Information to (a) its employees and consultants who are required to have access to the Confidential Information in connection with the exercise of its rights and performance of its obligations under this Agreement, (b) investors, prospective acquirers and professional advisers and (c) ESLR1 Sublicensees and TISICS Sublicensees; provided that such employees and consultants, investors, prospective acquirers and professional advisers and ESLR1 Sublicensees and TISICS Sublicensees are bound by written agreements or, in the case of professional advisers, ethical duties respecting such Confidential Information in accordance with the terms of this Section 6. The Receiving Party agrees that it will not allow any unauthorized Person access to such Confidential Information, and that the Receiving Party will use reasonable measures to protect the confidentiality of such Confidential Information, including implementing and enforcing procedures to minimize the possibility of unauthorized use or copying of such Confidential Information. In the event that the Receiving Party is required by law to make any disclosure of any of such Confidential Information, by subpoena, judicial or administrative order or otherwise, the Receiving Party shall first give written notice of such requirement to the Disclosing Party, and shall permit the Disclosing Party to intervene in any relevant proceedings to protect its interests in such Confidential Information, and provide reasonable cooperation and assistance to the Disclosing Party in seeking to obtain such protection. Notwithstanding the foregoing, ESLR1 and ESLR1 Sublicensees may make such disclosures of Technology covered by the TISICS IP specifically concerning SiC Fiber and relating to the PV Field as any of them may deem reasonably necessary for the purpose of Exploiting the SiC Fiber in the PV Field.
     6.4 Terms of this Agreement; Publicity. The Parties agree that the terms of this Agreement shall be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 6.3. Notwithstanding the foregoing, TISICS agrees that Evergreen may file a copy of this Agreement with the United States Securities and Exchange Commission and other similar or comparable governmental bodies, authorities or agencies, if necessary. Subject to the foregoing, neither Party shall make any public announcements relating to the terms, conditions or existence of this Agreement without the prior written consent of the other Party.
     6.5 Return of Confidential Information. The Receiving Party agrees that, upon the termination of this Agreement, the Receiving Party will immediately return all Confidential Information of the Disclosing Party and any tangible expression thereof (including all copies, summaries and notes of the contents or parts thereof) to the Disclosing Party and no part thereof shall be retained by the Receiving Party in any form and/or for any reason; provided that the Receiving Party may retain one copy of such Confidential Information for archival purposes to satisfy the Receiving Party’s obligations under any applicable laws. Notwithstanding the foregoing, ESLR1 shall not be obligated to return any Confidential Information of TISICS that is in whole or in part the subject of the license grant set forth in Section 2.1(a), the license granted to ESLR1 in the Composite Field License Agreement or the license granted to ESLR1 in the Other Fields License Agreement, in each case, only for so long as such license is effective.
7. Representations and Warranties; Disclaimer of Implied Warranties.
     7.1 Representations and Warranties.

          (a) Mutual. Each Party hereby represents and warrants to the other Party as of the Effective Date that:
          (i) such Party is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which such Party is incorporated, and such Party has full right and authority to enter into this Agreement and to grant the licenses and other rights, without payment to a Third Party, granted by such Party as herein described;
          (ii) this Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of such Party enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other law affecting creditors’ rights generally from time to time if effect, and to general principles of equity;
          (iii) the execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which such Party is a party, or by which it is bound, nor will it violate any Law applicable to such Party; and
          (iv) all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been obtained.
          (b) TISICS. In addition, TISICS hereby represents and warrants to ESLR1 as of the Effective Date that:
          (i) Exhibit B-1 contains an accurate list of all TISICS IP relevant to SiC Fiber manufacturing in the PV Field. Exhibit B-2 contains an accurate list of TISICS IP relating to SiC Fiber manufacturing for all fields as of the Effective Date (except to the extent already listed on Exhibit B-1). Exhibit B-3 contains a complete and accurate list of (A) all licenses, sublicenses or other agreements under which TISICS or its Affiliates has granted rights to others in TISICS IP (“Licenses Out”), (B) all licenses, sublicenses or other agreements under which TISICS or its Affiliates are granted rights by others in the TISICS IP (“Licenses In”) and (C) any obligations of exclusivity, covenants not to sue, noncompetition, nonsolicitation, right of first refusal, parity of treatment and/or most favored nation status, or right of first negotiation to which TISICS or its Affiliates is subject in favor of a Third Party that relate to and/or restrict any of the TISICS IP.
          (ii) Except as set forth in Exhibit E:
               (A) with respect to the TISICS IP (1) owned or purported to be owned by TISICS or an Affiliate of TISICS, TISICS or an Affiliate of TISICS exclusively owns such TISICS IP and, without payment to a Third Party, possesses adequate and enforceable rights in and to such TISICS IP as necessary to Exploit SiC Fiber in the PV Field and the Construction and/or Operation of the ESLR1 Facilities, and (2) otherwise Controlled by TISICS or an Affiliate of

TISICS, TISICS or an Affiliate of TISICS possesses adequate and enforceable rights in and to all such TISICS IP as necessary to Exploit SiC Fiber in the PV Field and the Construction and/or Operation of the ESLR1 Facilities; in the case of the foregoing clauses (1) and (2) above, free and clear of all Encumbrances;
               (B) the TISICS IP constitutes all of the Intellectual Property Rights (1) used in the designing, manufacturing, selling, distributing and commercializing the SiC Fiber in the PV Field and (2) necessary for the Construction and/or Operation of the ESLR1 Facilities to manufacture SiC Fiber in the PV Field;
               (C) all TISICS IP that has been issued by, or registered, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world is currently in compliance with formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the knowledge of TISICS, all TISICS IP is valid and enforceable;
               (D) there are no pending or, to the knowledge of TISICS, threatened claims against TISICS or any of its employees alleging that any practice of the TISICS IP infringes or violates (or in the past infringed or violated) the rights of others in, to or under any Intellectual Property Rights (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Rights of any Person or that any of the TISICS IP is invalid or unenforceable;
               (E) to the knowledge of TISICS, the practice of the TISICS IP does not infringe on or violate (and has not in the past infringed on or violated) any Third Party IP or constitute a misappropriation of (and has not in the past constituted a misappropriation of) any subject matter of any Third Party IP;
               (F) all former and current employees, consultants and contractors of TISICS and its Affiliates have executed written instruments with TISICS or its Affiliates, as applicable, that assign to TISICS or its Affiliates all right, title and interest in and to any and all TISICS IP and all Technology embodying the TISICS IP;
               (G) to the knowledge of TISICS, there is no, nor has there been any, infringement or violation by any Person of any TISICS IP or the TISICS’ or its Affiliates rights therein or thereto, and there is no, nor has there been any, misappropriation by any Person of any of the TISICS IP or the subject matter thereof; and

               (H) TISICS and its Affiliates has taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets contained in the TISICS IP.
     7.2 Disclaimer of Implied Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER TISICS NOR ESLR1 MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.
     7.3 Without limiting Section 9, for the avoidance of doubt, any warranty given in Section 7.1 in relation to TISICS IP excludes any TISICS IP that is not Controlled by TISICS or any of its Affiliates as of the Effective Date.
8. LIMITATION OF LIABILITY.
     8.1 EXCEPT FOR ANY LIABILITY ARISING FROM (A) A BREACH BY TISICS OR ITS AFFILIATES OF THE EXCLUSIVE NATURE OF THE LICENSE GRANTED TO ESLR1 IN SECTION 2.1(a) OR ANY OTHER EXCLUSIVITY PROVISIONS SET FORTH HEREIN, (B) A BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 6 (C) TISICS’ INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9, AND/OR (D) A BREACH BY ESLR1 OR ITS AFFILIATES OF SECTION 2.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING ANY DAMAGES RESULTING FROM LOSS OF USE, LOSS OF DATA, LOSS OF PROFITS OR LOSS OF BUSINESS) ARISING IN ANY WAY UNDER THIS AGREEMENT AND UNDER ANY THEORY OF LIABILITY (INCLUDING BREACH OF CONTRACT, STRICT LIABILITY, NEGLIGENCE, OR OTHER TORT), EVEN IF SUCH PARTY IS INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.
     8.2 EXCEPT FOR ANY LIABILITY ARISING FROM (A) A BREACH BY TISICS OR ITS AFFILIATES OF THE EXCLUSIVE NATURE OF THE LICENSE GRANTED TO ESLR1 IN SECTION 2.1(a) OR ANY OTHER EXCLUSIVITY PROVISIONS SET FORTH HEREIN, (B) A BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 6 (C) TISICS’ INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9 AND/OR (D) A BREACH BY ESLR1 OR ITS AFFILIATES OF SECTION 2.1, EACH PARTY’S CUMULATIVE LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR BREACH OF STATUTORY DUTY, OR OTHERWISE, FOR ANY LOSS OR DAMAGES RESULTING FROM ANY CLAIMS, DEMANDS, OR ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL NOT EXCEED IN THE AGGREGATE THE GREATER OF (I) [****] OR (II) THE AGGREGATE AMOUNT OF PV ROYALTIES, CONDITIONAL FEES, PV SHARED EXCESS FEES AND OTHER AMOUNTS PAID OR PAYABLE BY ESLR1 TO TISICS HEREUNDER.
9. Indemnification.

     9.1 TISICS Indemnity. TISICS on its own behalf and on behalf of its successors, executors, administrators, estate, heirs and assigns, hereby agrees to indemnify, defend and hold ESLR1 and ESLR1 Sublicensees, and each of their Affiliates and direct and indirect partners and members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or 1933, as amended, or Section 20 of the Exchange Act of 1934, as amended, (each a “ESLR1 Indemnitee,” and collectively, the “ESLR1 Indemnitees”) harmless from and against all claims, liabilities, threatened claims, damages, expenses (including reasonable attorneys’ fees), suits, proceedings, losses or judgments, whether for money or equitable relief, of any kind (collectively, “Losses,” and, each a “Loss”), arising from (i) any claim that the exercise by any of the ESLR1 Indemnitees of any rights under the TISICS IP (excluding Joint IP) granted herein infringes on, constitutes a misappropriation of the subject matter of, or otherwise violates any Third Party IP, (ii) any breach or alleged breach of any of the representations or warranties of TISICS set forth in Section 7 or (iii) the gross negligence, recklessness or willful misconduct of TISICS or any of its Affiliates or TISICS Sublicensees.
     9.2 ESLR1 Indemnity. ESLR1 on its own behalf and on behalf of its successors, executors, administrators, estate, heirs and assigns, hereby agrees to indemnify, defend and hold TISICS, and each of its Affiliates and direct and indirect partners and members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or 1933, as amended, or Section 20 of the Exchange Act of 1934, as amended, (each a “TISICS Indemnitee,” and collectively, the “TISICS Indemnitees”) harmless from and against all Losses, arising from (i) any Third Party claim that any use of any Technology embodying the TISICS IP (excluding Joint IP) not in accordance with this Agreement or alteration of any such Technology, in each case, by any of ESLR1 or ESLR1 Sublicensees infringes on, constitutes a misappropriation of the subject matter of, or otherwise violates any Third Party IP, solely to the extent that such Loss would not have arisen but for such alteration or improper or unauthorized use, (ii) any breach or alleged breach of any of the representations or warranties of ESLR1 set forth in Section 7 or (iii) the gross negligence, recklessness or willful misconduct of ESLR1 or ESLR1 Sublicensees.
     9.3 The ESLR1 Indemnitees and the TISICS Indemnitees are together referred to in the remainder of this section 9 as “the Indemnitees” and ESLR1 and TISICS each as an “Indemnifying Party” as the context requires.
     9.4 Notice of Loss. An Indemnitee shall give the Indemnifying Party notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
     9.5 Third Party Claims. If an Indemnitee shall receive notice of any action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 9, within [****] days of the receipt of such notice, the Indemnitee shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9 except to the extent that the Indemnifying Party is materially prejudiced by such failure. Subject to the following sentence, the Indemnifying Party may assume control of the defense of any Third Party Claim provided that (i) the Indemnifying Party shall (within [****] business days of notice from Indemnitee) deliver to the Indemnitee an unconditional written agreement to defend, and satisfy if the defense is unsuccessful, such Third Party Claim at the Indemnifying Party’s sole cost and expense and (ii) the Indemnifying Party provides adequate assurances that it is financially capable for providing indemnification for such Third Party Claim; provided, however, in any defense assumed by it, the Indemnifying Party will promptly engage qualified reputable attorneys, who shall be subject to the reasonable approval of the Indemnitee; and provided, further, if at any time the Indemnitee determines that it is in its best interests to assume and control the defense of such Third Party Claim, the Indemnitee shall be entitled to assume and control such defense (without limiting the Indemnifying Party’s other indemnification obligations hereunder). Notwithstanding the foregoing, if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnitee and the Indemnifying Party as determined in the reasonable judgment of the Indemnitee, then the Indemnitee shall be entitled to retain its own counsel in each jurisdiction for which the Indemnitee determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnitee unless the settlement contains a full and complete release of the Indemnitee and does not impose any equitable relief or any other restriction or condition on any of them.
     9.6 Indemnification Procedure. If (and to the extent) an Indemnifying Party is responsible pursuant hereto to indemnify an Indemnitee in respect to Third Party Claims, then within ten days after the occurrence of a final determination, finding, order, and/or judgment (a “Final Determination”) (or sooner if required by such determination), the Indemnifying Party shall pay the Indemnitee , in immediately available funds denominated in US Dollars, the amount of any Losses (or such portion thereof as the Indemnifying Party shall be responsible for pursuant to the provisions hereof). In the event that any Losses incurred by the Indemnitee do not involve payment by the Indemnitee of a Third Party claim, then, if (and to the extent) the Indemnifying Party is responsible pursuant hereto to indemnify the Indemnitee against such Losses, the Indemnifying Party shall within ten days after agreement on the amount of the Losses, or the occurrence of a Final Determination of such amount, pay to the Indemnitee, in immediately available funds the amount of such Losses (or such portion thereof as the Indemnifying Party shall be responsible for pursuant to the provisions hereof).

     9.7 Cost Offsets. Each of ESLR1 or TISICS as an Indemnitee shall have the right to reduce any payments owed by it to the other under any written agreement between ESLR1 and TISICS by the amount of any indemnifiable Losses suffered by any such Indemnitee (including investigation, defense, settlement or judgment satisfaction and all professional fees).
10. Term; Termination.
     10.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue until the later of the end of Period 6 or [****] (as defined in Exhibit D) (the “Term”).
     10.2 Termination.
          (a) Termination. In addition to any other termination rights provided for in this Agreement, either Party may terminate this Agreement immediately upon written notice to the other Party in the event of a material breach of this Agreement by the other Party if such breach is incapable of cure or the breaching Party otherwise fails to cure such breach within [****] days following notice of such breach from the non-breaching Party.
          (b) Abandonment. In the event an Abandonment of Construction of ESLR1 Facilities (as defined below) occurs prior to the completion of the initial construction of manufacturing facilities for the Exploitation of SiC Fiber owned or controlled by ESLR1, TISICS may terminate this Agreement immediately upon written notice to ESLR1. “Abandonment of Construction of ESLR1 Facilities” means ESLR1’s failure, manifested over a period of [****] or more consecutive days during the Term, to use reasonable efforts to perform activities relating to the design, construction and/or development of manufacturing facilities for the Exploitation of SiC Fiber, excluding any failure due to (i) a breach by TISICS of its obligations under this Agreement or the Facilities and Start Up Agreement or (ii) causes beyond ESLR1’s reasonable control, such as any of the following events (each, a “Force Majeure Event”): (A) any fire, explosion, unusually severe weather, natural disaster or Act of God; (B) epidemic; any nuclear, biological, chemical, or similar attack; any other public health or safety emergency; any act of terrorism; and any action reasonably taken in response to any of the foregoing; (C) any act of declared or undeclared war or of a public enemy, or any riot or insurrection; (D) damage to machinery or equipment; any disruption in transportation, communications, electric power or other utilities, or other vital infrastructure; or any means of disrupting or damaging internet or other computer networks or facilities; (E) any strike, lockout or other labor dispute or action; or (F) any action taken in response to any of the foregoing events by any civil or military authority. In the event that ESLR1 ceases to manufacture SiC Fiber for use within the PV Field for more than a period of [****] consecutive months following completion of the initial construction of the SiC Facilities, TISICS may terminate this Agreement immediately upon written notice to ESLR1, except if such cessation is due to (1) a breach by TISICS of its obligations under this Agreement or the Facilities and Start Up Agreement or (2) causes beyond ESLR1’s reasonable control, such as a Force Majeure Event.
     10.3 Termination Damages. Without prejudice to any other remedies either Party may expressly have hereunder in respect of any breach of this Agreement, neither Party shall be liable to the other for damages by solely reason of the termination or cancellation of this Agreement in accordance with the provisions set forth above.
     10.4 Continuing Obligations. The following shall survive the expiration or termination hereof: (i) the obligation of ESLR1 to pay any accrued, but unpaid, payments due to TISICS hereunder (subject to Section 4.4), (ii) the obligation of TISICS to pay any accrued, but unpaid, taxes, duties, and other levies (if any) applied by any government authority on payments made by ESLR1 to TISICS hereunder (in accordance with Section 4.3(a)), and (iii) the provisions of this Section 10.4, Sections 1 (and any other definitions contained herein), 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 3.1(b), 3.1(e), 3.3, 3.4, 4.2(c), 4.3, 4.4, 5, 6, 7, 8, 9, 10.3, 10.5 and 11 and the last sentence of Section 3.1, provided that, subject to Section 4.4, if TISICS terminates this Agreement for Abandonment of Construction of ESLR1 Facilities, the provisions of Section 2.1 shall not survive such termination except as otherwise set forth in Section 10.5.
     10.5 Inventory Sell-Down Period. Without limiting Section 4.4, upon any termination of this Agreement pursuant to Section 10.2(b), ESLR1 may continue to distribute its then-current inventory of SiC Fiber and manufacture and distribute any inventory of SiC Fiber for orders then-confirmed by ESLR1. During this period, the provisions of this Agreement shall continue in force to the extent required for the limited purpose of permitting ESLR1 to distribute its inventory of SiC Fiber in accordance with the foregoing.
11. Miscellaneous.
     11.1 Fees and Expenses. The Parties shall pay all of their own costs, fees and expenses incurred in connection with this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated hereby (including fees and expenses of legal counsel, accountants and other representatives and consultants and advisors and due diligence (including travel-related) costs, fees and expenses).
     11.2 Remedies. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.
     11.3 Consent to Amendments. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon each Party only if agreed by each party and with the terms of such agreement set forth in writing executed by each Party and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
     11.4 Relationship of Parties. The relationship of ESLR1 and TISICS created under this Agreement shall be that of independent contractors. Nothing in this Agreement shall be construed to place the Parties hereto in an agency, employment, franchise, joint venture, or partnership relationship. Neither Party shall have the authority to obligate or bind the other in any manner with respect to the transaction contemplated by this Agreement, and nothing herein contained shall give rise or is intended to give rise to any rights of any kind to any Third Parties. Neither Party will represent to the contrary, either expressly, implicitly or otherwise.
     11.5 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, three (3) days after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile or seven (7) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Parties at the addresses indicated below or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.
to:
ESLR1:
138 Bartlett Street
Marlborough, MA 01752
Attention: Richard Chleboski
Telephone: (508) 597-2318
Telecopy: (508) 229-0747
with a copy to:
(which shall not constitute notice to ESLR1)
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: William J. Schnoor, Jr., Esq.
Telephone: 617.570.1020
Telecopy: 617.523.1231
to:
TISICS:
TISICS Ltd
22 Invincible Road
Farnborough
Hampshire
GU14 7QU

Attention: Stephen Kyle-Henney
Telephone: 44 1252 516678
Telecopy: 44 1252 548211
with a copy to:
(which shall not constitute notice to TISICS)
Hugh Fraser International Legal Consultancy
Al Attar Business Tower (Floor 20)
Sheikh Zayed Road
Dubai
United Arab Emirates
PO Box 118273
Attention: Hugh Fraser
Telephone: +971 4 332 0007
Telecopy: +971 4 332 0008
     11.6 Governing Law; Venue. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (including the Exhibits and Schedules hereto) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (including the Exhibits and Schedules hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any and all disputes between the Parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court located in Boston, Massachusetts. The Parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to personal jurisdiction or venue in the above courts.
     11.7 Assignment and Benefit.
          (a) ESLR1 may not assign this Agreement without the prior written consent of TISICS to any Third Party, which consent will not be unreasonably withheld, except that ESLR1 may assign this Agreement in whole without the prior written consent of TISICS to any Third Party, including a TISICS Competitor or any Affiliate of a TISICS Competitor, if such Third Party succeeds to all or substantially all the assets and business of ESLR1 or Evergreen by merger or purchase.
          (b) TISICS may not assign this Agreement without the prior written consent of ESLR1 to any Third Party, which consent will not be unreasonably withheld, except that TISICS may assign this Agreement in whole without the prior written consent of ESLR1 to any Third Party, including a ESLR1 Competitor or any Affiliate of a ESLR1 Competitor, if such Third Party succeeds to all or substantially all the assets and business of TISICS by merger or purchase.

          (c) Any attempted assignment, delegation or transfer by an assigning Party in violation hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on the Parties and their successors and assigns.
     11.8 Consequences of Bankruptcy. All licenses and rights of granted under or pursuant to this Agreement shall be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to rights in “intellectual property” as defined under the Bankruptcy Code.
     11.9 Successors and Assigns; Third-Party Beneficiaries. Except as provided herein to the contrary, this Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any non-Party any rights, benefits or claims hereunder; provided, however, that each Indemnitee is intended to be, and is expressly made, a third party beneficiary of this Agreement, entitled to enforce its rights under Section 9 in its own name.
     11.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     11.11 Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.
     11.12 No Waiver. Failure by either Party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.
     11.13 Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

     11.14 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.
     11.15 Exhibits and Schedules. All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
     11.16 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

ESLR1, LLC
By:	/s/ Richard G. Chleboski
	Name:	Richard G. Chleboski
	Title:	President and Secretary

TISICS LTD.
By:	/s/ Stephen Kyle-Henney
	Name:	Stephen Kyle-Henney
	Title:	Managing Director

EXHIBIT A
SiC Fiber Specifications
Outlined below are initial specifications (as of the Effective Date) for SiC Fiber necessary for applications in the PV Field. This is a general specification and may be modified as the SiC Fiber is developed.
Physical Characteristics: [****]

EXHIBIT B-1
TISICS IP: PV Field
Patents
[****]

EXHIBIT B-2
TISICS IP: All Fields
Patents
[****]

2

Registered Trade Marks
[****]

EXHIBIT B-3
Licenses Out, Licenses In and Other Rights
“‘Grant Back IP Licence’ means the [****].

2

EXHIBIT C
TISICS Materials as of the Effective Date
PV = Photo-Voltaic Fibre related materials
Note this is not an exhaustive list and additional documents may be added. In some instances customer names or other commercial details may need to be removed from the documents listed before release.
[****]
In addition to the above-listed reports and files, TISICS has the following materials, which constitute TISICS Materials:
[****]

EXHIBIT D
Conditional Fees and PV Royalties
[****]

SCHEDULE 1 TO EXHIBIT D
Full Cost
[****]

EXHIBIT E
Exceptions to Certain TISICS Representations and Warranties
None.